UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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TranSwitch Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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_______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 24, 2007
_______________________________

TO OUR STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of TranSwitch Corporation, a Delaware corporation (the “Corporation”), will be held on Thursday, May 24, 2007, at 10:00 A.M., local time, at the Shelton Courtyard by Marriott, 780 Bridgeport Avenue, Shelton, Connecticut 06484 for the following purposes:

1.	To elect seven directors to the Corporation’s Board of Directors to serve until the next Annual Meeting of Stockholders; and

2.	To approve an amendment to the Corporation’s Amended and Restated Certificate of Incorporation that will allow the Corporation’s Board of Directors to effect a Reverse Split (the “Reverse Split”) of the Corporation’s Common Stock, $.001 par value per share, and to grant the Corporation’s Board of Directors the authority, in its sole discretion, (i) to set the ratio for the Reverse Split within the range of one-for-two up to one-for-twenty, or (ii) to not complete the Reverse Split. A proposal substantially identical to this proposal was adopted by vote of the Corporation’s stockholders at the Corporation’s 2003, 2005 and 2006 Annual Meeting of Stockholders; however, the Board of Directors did not implement a Reverse Split during the time period covered by the 2003, 2005 and 2006 proposal.

3.	To transact such other business as may properly come before the meeting and any continuations or adjournments thereof.

     The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement that is attached to and made a part of this Notice

     The Board of Directors has fixed the close of business on March 30, 2007, as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, or vote electronically through the Internet or by telephone, to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors, MICHAEL C. MCCOY Corporate Secretary
Shelton, Connecticut April XX, 2007

Three Enterprise Drive
Shelton, Connecticut 06484

____________________

PROXY STATEMENT
____________________

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Corporation’s Board of Directors of proxies for use in voting at the Annual Meeting of Stockholders to be held on Thursday, May 24, 2007, at 10:00 A.M., local time, at the Shelton Courtyard by Marriott, 780 Bridgeport Avenue, Shelton, CT 06484, or at any continuation or adjournments thereof.

     This Proxy Statement, the enclosed proxy card and the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, are being mailed and made available electronically to stockholders entitled to vote at the Annual Meeting on or about April XX, 2007.

REVOCABILITY OF PROXIES

     The execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke that proxy by (i) filing a later-dated proxy or a written notice of revocation with the Secretary of the Corporation at any time before it is exercised or (ii) voting in person at the Annual Meeting. Deliveries to the Corporation should be sent to its principal executive office, addressed to Mr. Michael McCoy, Corporate Secretary, TranSwitch Corporation, Three Enterprise Drive, Shelton, CT 06484.

RECORD DATE; VOTING SECURITIES

     The Board of Directors has fixed the close of business on March 30, 2006 as the Record Date. Only stockholders of record as of the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournments thereof. As of the Record Date, 132,118,907 shares of Common Stock, $.001 par value per share, of the Corporation were issued, outstanding and held of record by 502 stockholders.

VOTING AND SOLICITATION

     On each proposal submitted to a vote at the Annual Meeting, each stockholder is entitled to cast one vote for each share of Common Stock held as of the record date. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

     The persons named as attorneys in the proxies, Dr. Santanu Das and Mr. Theodore Chung, were selected by the Board of Directors and are directors and/or named executive officers of the Corporation. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by them, or one of them if both are not available, as stated below. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by so marking the proxy in the space provided thereon.

     At the Annual Meeting, the stockholders will consider and vote on proposals to: (1) elect the nominated directors (the “Nominees”); (2) approve an amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) that will allow the Corporation’s Board of Directors to effect a reverse split (the “Reverse Split”) of the Corporation’s Common Stock, $.001 par value per share (the “Common Stock”), and to grant the Corporation’s Board of Directors the authority, in its sole discretion, (a) to set the ratio for the Reverse Split within the range of one-for-two up to one-for-twenty, or (b) not to complete the Reverse Split; and (3) to transact such other business as may properly come before the meeting and any continuations or adjournments thereof, as further described in this Proxy Statement.

     Where a choice has been specified on the proxy with respect to the foregoing matters, including the election of directors, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR any such proposal if no specification is indicated.

     The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a broker or other nominee holding shares of Common Stock for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker or other nominee does not have discretionary voting power and has not received instructions from the beneficial owner. In the election of directors, the seven Nominees receiving the highest number of affirmative votes of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting shall be elected as directors. For proposal (2), the approval of the Charter Amendment to allow the Board of Directors to effect the Reverse Split, the affirmative vote of a majority of the outstanding shares of Common Stock, voting in person or represented by proxy is required for approval. For all other matters being submitted to stockholders of this Annual Meeting, the affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy, and voting on that matter is required for approval. Shares of Common Stock represented by properly completed proxies that have not been revoked will be voted at the Annual Meeting. For purposes of qualifying as a properly completed proxy, the proxy has to be received, properly marked, dated and signed, or it has to be submitted via the Internet or by telephone by following the instructions on the proxy card. An automated system administered by ADP Investor Communication Services (“ADP”) tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Shares of Common Stock voted to abstain, because they are not affirmative votes for the matter, will have the same effect as votes against the matter. Shares of Common Stock subject to broker “non-votes” are not considered to have been voted for the particular matter and (a) regarding the Charter Amendment proposal, are considered votes against the matter, and (b) regarding all other matters have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares of Common Stock from which the majority is calculated.

INTERNET AND TELEPHONE VOTING

     For shares of common stock that are beneficially owned and held in “street name” through a broker or other nominee, stockholders have the opportunity to vote via the Internet or by telephone by utilizing a program provided through ADP. Votes submitted electronically via the Internet or by telephone through this program must be received by 11:59 p.m., Eastern Daylight Time, on May 23, 2007. The giving of such a proxy will not affect the right to vote in person, should the stockholder decide to attend the Annual Meeting.

     The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

COSTS OF PROXY SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have Common Stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NOMINEES FOR THE BOARD OF DIRECTORS

     Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors of the Corporation, the Board of Directors has nominated seven persons for election as directors of the Corporation at the Annual Meeting (the “Nominees”). All of the Nominees are currently members of the Corporation’s Board of Directors.

     The directors of the Corporation are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or until the earlier of their death, resignation or removal. Shares of Common Stock represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for any individual Nominee or for all Nominees will be voted (unless one or more Nominees are unwilling or unable to serve) FOR the election of the Nominees. The Board of Directors knows of no reason why any Nominee should be unwilling or unable to serve, but if such should be the case, proxies will be voted for the election of another person or the Board of Directors may vote to fix the number of directors at a lesser number. A plurality of the votes cast by the stockholders present or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors.

     The following table sets forth the current directors of the Corporation, who are also the Nominees for director to be elected at the Annual Meeting, their ages as of March 30, 2007, and the positions currently held by each such person with the Corporation.

				Committee Participation
					Nominating
					and Corporate	Audit and
Name	Age	Year Appointed	Position	Compensation	Governance	Finance
Dr. Santanu Das	62	1988	CEO and
			President
Mr. Alfred F. Boschulte	64	1998	Chairman	X	C
Dr. Hagen Hultzsch	66	2001	Director	X
Mr. Gerald F. Montry	68	2000	Director			C
Mr. James M. Pagos	59	1999	Director		X	X
Dr. Albert E. Paladino	74	1988	Director		X	X
Mr. Erik H. van der Kaay	66	1997	Director	C	X
____________________

(X)	Member of Committee

(C)	Chairman of Committee

     There are no family relationships among any of the directors or named executive officers of the Corporation.

     Dr. Santanu Das, a founder of the Corporation, has been President, Chief Executive Officer and a director of the Corporation since its inception in 1988. Prior to joining the Corporation, Dr. Das held various positions, including President, with Spectrum Digital Corporation, where he worked from 1986 through 1988. Prior to joining Spectrum Digital Corporation, he held various positions, including Director of the Applied Technology Division of ITT Corporation’s Advanced Technology Center.

     Mr. Alfred F. Boschulte became a director of the Corporation in December 1998 and Chairman in 2005. Mr. Boschulte has over 30 years of experience in the telecommunications industry and since May 2005, he has served as the Chairman of Probe Financial Inc. an advisory service on current and emerging trends in the telecommunication and digital media industry. Mr. Boschulte served as the Chairman of DETECON, Inc., a telecommunications consulting business, for which he was also President and Chief Executive Officer from January 1999 to September 2002. From September 1998 to December 2000, Mr. Boschulte served as the Chairman of Independent Wireless One, Inc., a PCS service provider. Mr. Boschulte also served as the Chief Executive Officer of Independent Wireless One, Inc. from September 1998 to October 1999. From January 1996 through December 1997, he served as Managing Director of Exelcomindo, a national cellular service in Indonesia. From December 1994 through December 1995, Mr. Boschulte served as President of Tomcom, L.P., a wireless services corporation, and from November 1990 through December 1994, he served as President and Chairman of Nynex Mobile Communications, a cellular telecommunications corporation.

     Dr. Hagen Hultzsch became a director of the Corporation in August 2001 and has more than 40 years of management experience in the technology sector. In December 2001, he retired as Chairman of the Supervisory Board of T-Venture Holding in Bonn, Germany. From 1993 to 2001, Dr. Hultzsch served as a member of the Board of Management of Deutsche Telekom, responsible for Research and Development, Information Management & Systems, and Process & Quality Management. Prior to joining Deutsche Telekom, Dr. Hultzsch held executive positions at Volkswagen Group, Electronic Data Systems and Gesellschaft fuer Schwerionenforschung, a large German research organization in Darmstadt, Germany. Dr. Hultzsch also served as an Assistant Professor at Mainz University, including a fellowship at IBM’s Thomas J. Watson Research Center, Yorktown Heights, New York. Dr. Hultzsch also currently serves as a Director of SCM Microsystems Inc., RIT, Radware. Dr. Hultzsch is Chairman of the Board of T-Systems Solutions for Research, and XTraMind Technologies GmbH, as well as chairman of the board of trustees of Fraunhofer Fokus in Berlin.

     Mr. Gerald F. Montry became a director of the Corporation in May 2000. Since 1998 Mr. Montry has been the Managing Partner of Mont Reuil & Co., a private investment firm. Mr. Montry serves as Chairman of the Board of Directors of Intervoice Corporation, a developer of voice recognition and speech automation applications. From 1986 through its acquisition by Alcatel in 1998, Mr. Montry served as Senior Vice President and Chief Financial Officer of DSC Communications Corporation, a telecommunications equipment provider. He also served as a member of the Board of Directors. Prior to his tenure at DSC, Mr. Montry held management positions within the Aerospace, Defense and Computer industries.

     Mr. James M. Pagos became a director of the Corporation in April 1999. Since September 2006 Mr. Pagos has been Chief Executive Officer and member of the Board of Renaissance Lighting, a solid state lighting fixture and technology company located in Herndon, VA. From August 2003 to September 2006, Mr. Pagos was Chief Executive Officer and member of the Board of Vibrant Solutions, Inc., a provider of performance improvement software and services to the telecom industry. From May 2001 to August 2003, Mr. Pagos was the Chief Executive Officer of P TEK, LLC, a consulting and investment company. From November 1999 to April 2001, Mr. Pagos was the Chief Executive Officer of Vectant, Inc., a global infrastructure and data network services corporation. From 1972 to 1999, Mr. Pagos was employed by AT&T, a telecommunications corporation, where he most recently served as Chief Operating Officer of AT&T Solutions, the managed services division of AT&T. He also served as Vice President of AT&T Global Services from 1994 until June 1998 and began his telecommunications career in 1972 with AT&T in New England Telephone.

     Dr. Albert E. Paladino became a director of the Corporation in December 1988. In 2002, Dr. Paladino was elected Chairman of the Board of Directors of RF Micro Devices, Inc., a manufacturer of radio frequency components for wireless communications. He has served as a Director of RF Micro Devices, Inc. since 1992. He serves as a Director of Paladino and Company, an international green building consulting firm. Dr. Paladino was Chairman of the Board of Directors of Telaxis Communications, a manufacturer of broadband wireless equipment for network access applications, until its acquisition by Terabeam, Inc., in 2003. He was a managing partner of Advanced Technology Ventures, a venture capital investment partnership, from 1981 through December 1998, and now is a private investor. He currently serves on the Board of Advisors of Battelle Ventures. Prior to joining Advanced Technology Ventures, Dr. Paladino held senior management positions with Raytheon Corporation, GTE Laboratories, the National Institute of Standards and Technology and the Congressional Office of Technology Assessment.

     Mr. Erik H. van der Kaay became a director of the Corporation in September 1997. He has also been a member of the Board of Directors of RF Micro Devices, Inc. since 1996, of COMARCO Inc. since 2001, and Ball Corporation since 2003. From 1998 to 2002, he was President and Chief Executive Officer of Datum, Inc., which manufactures time and frequency products used in telecommunications and other fields. In October 2002, Datum, Inc. merged with Symmetricom, Inc. and Mr. van der Kaay became the Chairman of the Board of Symmetricom, Inc., then retiring in August of 2003. Previously, Mr. van der Kaay was employed with Allen Telecom, Inc., a telecommunications corporation from 1990 through 1998, and last served as its Executive Vice President. From 1987 to 1989 Mr. Van der Kaay was President and CEO of Millitech Corporation in South Deerfield, MA. Prior to this he held senior management positions at Avantek, M/A-COM, and Varian Assoc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF
THE NOMINEES AS DIRECTORS OF THE CORPORATION

CORPORATE GOVERNANCE AND BOARD MATTERS

INDEPENDENCE OF MEMBERS OF THE BOARD OF DIRECTORS

     The Board of Directors has determined that each of Messrs. Montry, van der Kaay, Pagos, Hultzsch, Paladino and Boschulte has no relationship with the Corporation other than service on the Board of Directors and is independent within the meaning of the Corporation’s director independence standards and the director independence standards of The Nasdaq Stock Market, Inc. (“Nasdaq”). Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors has no relationship with the Corporation other than service on the Board of Directors and is independent within the meaning of the Corporation’s and Nasdaq’s director independence standards.

     The business and affairs of the Corporation are managed under the direction of its Board of Directors. The Board of Directors met six times in person, five times via teleconference and acted by written consent once during the fiscal year ended December 31, 2006. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and of all committees on which he serves. During 2006, the Board of Directors held executive sessions on a regular basis, that excluded the Chief Executive Officer and President, who is a member of management and is not independent.

     Any holder of the Corporation’s securities that wishes to communicate directly with an individual member of the Board of Directors or the Board as a whole may do so by sending such communication to the director or directors at TranSwitch Corporation, Three Enterprise Drive, Shelton, CT 06484. For more information regarding Security Holder - Board Communications please see the Policy Governing Director Nominations and Security Holder - Board Communications at the Investor Relations section of the Corporation’s website http://www.transwitch.com.

AUDIT COMMITTEE

     The Audit Committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, currently consisting of Messrs. Gerald F. Montry (Chairman), James M. Pagos, and Dr. Albert Paladino, oversees the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation. The Audit Committee assists the Board of Directors in fulfilling its responsibilities by reviewing with the Corporation’s independent auditors the scope and timing of their audit services and any other services the independent auditors are asked to perform and the independent auditor’s report on the Corporation’s consolidated financial statements following completion of their audit The Audit Committee also (i) oversees the appointment, compensation, retention and oversight of the work performed by any independent public accountants engaged by the Corporation, (ii) serves as the Qualified Legal Compliance Committee of the Corporation in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated by the SEC thereunder, (iii) recommends, establishes and monitors procedures designed to facilitate (a) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and (b) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters, (iv) engages advisors as necessary, and (vi) determines the funding from the Corporation that is necessary or appropriate to carry out the Audit Committee’s duties. The Audit Committee met thirteen times during the fiscal year ended December 31, 2006.

     The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Investor Relations section of the Corporation’s website at http://www.transwitch.com.

COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors, currently consisting of Mr. Erik H. van der Kaay (Chairman), Dr. Hagen Hultzsch, and Mr. Alfred F. Boschulte, reviews and evaluates the compensation and benefits of all officers of the Corporation, reviews general policy matters relating to compensation and benefits of employees of the Corporation and administers the Corporation’s Third Amended and Restated 1995 Stock Plan, and the 2000 Stock Option Plan, and the 2005 Employee Stock Purchase Plan. The Compensation Committee met eight times during the fiscal year ended December 31, 2006.

     The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Investor Relations section of the Corporation’s website at http://www.transwitch.com.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     The Nominating and Corporate Governance Committee of the Board of Directors, currently consisting of Messrs. Alfred F. Boschulte (Chairman), James M. Pagos, Erik H. van der Kaay and Dr. Albert E. Paladino, is responsible for (i) reviewing and making recommendations to the Board of Directors regarding the Board of Directors’ composition and structure, (ii) establishing criteria for membership on the Board of Directors and evaluating corporate policies relating to the recruitment of members of the Board of Directors; and (iii) establishing, implementing and monitoring policies and processes regarding principles of corporate governance in order to ensure the Board of Directors’ compliance with its fiduciary duties to the Corporation and its stockholders. The Nominating and Corporate Governance Committee met once during the fiscal year ended December 31, 2006. The Nominating and Corporate Governance Committee will consider nominations for directors from the stockholders delivered pursuant to the Policy Governing Director Nominations and Security Holder – Board Communications which is available on the Corporation’s website. The Board believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board also believes that its directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The Nominating and Corporate Governance Committee evaluates director candidates based on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience developing and analyzing business strategies, financial literacy, and, for incumbent directors, his or her past performance.

     Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to the Nominating and Corporate Governance Committee c/o Mr. Michael McCoy, Corporate Secretary, TranSwitch Corporation, Three Enterprise Drive, Shelton, CT 06484. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and the Policy Governing Director Nominations and Security Holder-Board Communications.

     The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Investor Relations section of the Corporation’s website at http://www.transwitch.com. The policies regarding shareholder nomination of directors can also be found at the Investor Relations section of the Corporation’s website at http://www.transwitch.com.

     For more information regarding the governance of our Corporation, you are invited to access the Investor Relations section of our website available at http://www.transwitch.com.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Corporation receive an annual retainer of $20,000, paid quarterly. The Chairman of the Board receives an additional retainer of $20,000 paid quarterly. In addition, each Director receives an additional annual retainer of $10,000, paid quarterly, for participation on committees. The Audit Committee Chair receives an additional annual retainer of $5,000, paid quarterly during 2006. Beginning in the second quarter of 2006, the Compensation Committee Chairman and Strategic Planning Committee Chairman each received an annual retainer of $5,000, paid quarterly. No employee of the Corporation receives separate compensation for services rendered as a director. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

     Each non-employee director of the Corporation has also been entitled to participate in the Corporation’s Third Amended and Restated 1995 Stock Plan. Each new director is granted an option for 37,500 shares of Common Stock upon joining the Board, valued at the closing price on the date of such grant. One-third of such options vest immediately, one-third of such options vest after the first year of service and the remaining one-third of such options vest after two years of service. Each director is granted an option for 28,800 shares of Common Stock annually following the Annual Stockholders Meeting, valued at that day’s closing price. These options are one hundred percent (100%) vested after on the first anniversary of the date of grant and have a seven year term.

	Fees Earned	Options	Other
	or Cash Paid	Awards (1)	Compensation	Total
Director	$	$	$	$
Mr. Alfred F. Boschulte, Chairman	50,000	38,886	000	88,886
Dr. Hagen Hultzsch	23,000	38,886	000	61,886
Mr. Gerald F. Montry	35,000	38,886	000	73,886
Mr. James M. Pagos	30,000	38,886	000	68,886
Dr. Albert E. Paladino	33,750	38,886	000	72,636
Mr. Erik H. van der Kaay	33,750	38,886	000	72,636
____________________

(1)	The assumptions used to calculate the value of stock awards are set forth under Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 6, 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Hagen Hultzsch and Messrs. Alfred F. Boschulte, and Erik H. van der Kaay comprised the Compensation Committee for fiscal year ended December 31, 2006. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of the Corporation or any of its subsidiaries, was formerly an officer of the Corporation or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Corporation served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Corporation. Nor did any executive officer of the Corporation serve as a director of another entity, one of whose executive officers served on the Compensation Committee of the Corporation.

CODE OF BUSINESS CONDUCT AND ETHICS

      The Board of Directors adopted a Code of Business Conduct and Ethics (the “Code”) for all employees, officers and directors. The Code meets the requirements of regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. We require all employees to adhere to the Code of Conduct in addressing the legal and ethical issues encountered in conducting their work. The Code of Business Conduct and Ethics requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Corporation’s best interest. In support of the Code, the Corporation has provided its employees with numerous avenues for the reporting of ethics violations or other similar concerns, including employee reports and an anonymous telephone hotline. The Nominating and Corporate Governance Committee monitors the implementation and enforcement of the Code.

     A current copy of the Code is available at the Investor Relations section of the Corporation’s website. A copy of the Code may also be obtained, free of charge, from the Corporation upon a request directed to: TranSwitch Corporation, Three Enterprise Drive, Shelton, CT 06484, Attention: Investor Relations. The Corporation intends to disclose amendments to or waivers from a provision of the Code, by posting such information on its website available at http://www.transwitch.com.

PROPOSAL NO. 2

REVERSE SPLIT

INTRODUCTION

     The Board of Directors has determined that it is advisable and in the best interests of the Corporation’s stockholders to be granted the authority to effect a Reverse Split of the outstanding Common Stock. The Board of Directors has unanimously approved the presentation to stockholders of a proposal to amend the Corporation’s Amended and Restated Certificate of Incorporation to allow the Board of Directors to effect a Reverse Split of its Common Stock on the terms described in this Proxy Statement. A proposal substantially identical to this proposal was adopted by vote of the Corporation’s stockholders at the Corporation’s 2006 Annual Meeting of Stockholders; however, the Board of Directors did not implement a Reverse Split during the time period covered by the 2006 proposal. Given the time and expense associated with convening a special meeting of stockholders, which would be required to consider this issue at a later time, the Board of Directors has determined that it is most efficient and in the best interests of the Corporation’s stockholders to seek approval and authorization of a Reverse Split at the Annual Meeting. If this proposal is approved by the Corporation’s stockholders at the Annual Meeting or at an adjournment thereof, the Board of Directors would then have the discretion to implement a Reverse Split, or not to implement a reverse split, within the parameters of the authority granted at the Annual Meeting, at any time on or prior to the date of the Corporation’s annual meeting of stockholders to be held in 2008, without seeking further approval or authorization of the Corporation’s stockholders.

     The amendment approved by the Board of Directors does not specify the ratio for the Reverse Split but rather approves a range for a Reverse Split of between one-for-two and one-for-twenty (the “Reverse Split”). As such, in asking the stockholders to approve the Reverse Split, the Board of Directors is also asking the stockholders to grant to them the authority to set the ratio for the Reverse Split. Based on the current market price of the Corporation’s Common Stock, the Reverse Split would be implemented at a ratio of no less than one-for-three. However, an increase in the Corporation’s stock price before the Reverse Split is implemented could cause the Board of Directors to consider a Reverse Split at one-for-two.

     If the stockholders approve Proposal No. 2 relating to the Reverse Split at the Annual Meeting, the Board of Directors will be authorized, in its sole discretion, to implement the Reverse Split at any time on or prior to the date of the Corporation’s annual meeting of stockholders to be held in 2008, or to abandon the Reverse Split. The Board of Directors will set the ratio for the Reverse Split or abandon the Reverse Split as it determines is advisable considering relevant market conditions at the time of the Reverse Split. The Board of Directors believes that approval of this discretion, rather than approval of an immediate stock split of a specified ratio, provides the Board of Directors with maximum flexibility to react to current market conditions and to therefore act in the best interests of the Corporation and its stockholders. In setting the ratio for the Reverse Split, the intention of the Board of Directors is to increase the stock price sufficiently above the $1.00 minimum bid price required for continued listing on the Nasdaq Global Market so that the Corporation would not again be faced with delisting for failure to meet the minimum bid price absent a significant percentage decline in its stock price.

     One principal effect of the Reverse Split would be to decrease the number of outstanding shares of the Corporation’s Common Stock. Except for adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on the Corporation’s stockholders since each stockholder would hold the same percentage of Common Stock outstanding immediately following the Reverse Split as such stockholder held immediately prior to the Reverse Split (other than as a result of the payment of cash in lieu of fractional shares as described below). The Reverse Split would not affect the relative voting and other rights that accompany the shares of Common Stock.

     Upon the implementation of the Reverse Split, the number of shares of the Corporation’s Common Stock available for issuance will increase significantly because the Corporation is not asking its stockholders to authorize the reduction of the number of shares of authorized stock. The table below shows the number of shares that would be (a) issued and outstanding, (b) authorized and reserved for issuance (representing outstanding and available stock options and an assumed amount of shares issuable upon conversion of the Corporation’s 5.45% Convertible Plus Cash Notes due 2007) and (c) authorized but unreserved for issuance upon the implementation of the Reverse Split at each ratio from one-for-two to one-for-twenty based on the Corporation’s capitalization as of December 31, 2006.

	(A)	(B)	(C)
	Shares Issued	Shares Authorized and	Shares Authorized	Total
	and Outstanding	Reserved for Issuance	but Unreserved	Authorized
As of December 31, 2006	128,113,218	34,121,757	137,765,025	300,000,000
If 1-for-2 Stock Split Enacted	64,056,609	17,060,879	218,882,513	300,000,000
If 1-for-3 Stock Split Enacted	42,704,406	11,373,919	245,921,675	300,000,000
If 1-for-4 Stock Split Enacted	32,028,305	8,530,439	259,441,256	300,000,000
If 1-for-5 Stock Split Enacted	25,622,644	6,824,351	267,553,005	300,000,000
If 1-for-6 Stock Split Enacted	21,352,203	5,686,960	272,960,838	300,000,000
If 1-for-7 Stock Split Enacted	18,301,888	4,874,537	276,823,575	300,000,000
If 1-for-8 Stock Split Enacted	16,014,152	4,265,220	279,720,628	300,000,000
If 1-for-9 Stock Split Enacted	14,234,802	3,791,306	281,973,892	300,000,000
If 1-for-10 Stock Split Enacted	12,811,322	3,412,176	283,776,503	300,000,000
If 1-for-11 Stock Split Enacted	11,646,656	3,101,978	285,251,366	300,000,000
If 1-for-12 Stock Split Enacted	10,676,102	2,843,480	286,480,419	300,000,000
If 1-for-13 Stock Split Enacted	9,854,863	2,624,751	287,520,387	300,000,000
If 1-for-14 Stock Split Enacted	9,150,944	2,437,268	288,411,788	300,000,000
If 1-for-15 Stock Split Enacted	8,540,881	2,274,784	289,184,335	300,000,000
If 1-for-16 Stock Split Enacted	8,007,076	2,132,610	289,860,314	300,000,000
If 1-for-17 Stock Split Enacted	7,536,072	2,007,162	290,456,766	300,000,000
If 1-for-18 Stock Split Enacted	7,117,401	1,895,653	290,986,946	300,000,000
If 1-for-19 Stock Split Enacted	6,742,801	1,795,882	291,461,317	300,000,000
If 1-for-20 Stock Split Enacted	6,405,661	1,706,088	291,888,251	300,000,000

     Although the Reverse Split will not have any dilutive effect on the Corporation’s stockholders, the proportion of shares owned by the Corporation’s stockholders relative to the number of shares authorized for issuance at December 31, 2006 will decrease.

     Our Board of Directors may, from time to time, deem it to be in the best interests of the Corporation and its stockholders to enter into transactions and other ventures that may include the issuance of shares of the Corporation’s Common Stock. The Board of Directors would seek approval of the stockholders, in connection with any proposed issuance, if required at that time. The Reverse Split is not part of any plan or proposal to take the Corporation private. Rather, the Reverse Split is intended to enable the Corporation to remain public and its securities to remain tradable on the Nasdaq Global Market or the Nasdaq Capital Market.

     The Charter Amendment to be filed with the Secretary of State of Delaware will be substantially in the form attached to this Proxy Statement as Appendix A, and Appendix B, with such changes and modifications as may be required by the Secretary of State of the State of Delaware or deemed advisable and in the best interests of the Corporation’s stockholders by the Board of Directors, including the insertion of the effective time, Effective Date, as defined below, number of authorized shares and the Reverse Split ratio selected by the Board of Directors. The Reverse Split will become effective upon filing the Certificate of Amendment with the Secretary of State of the State of Delaware or at such later date as may be set forth in the Certificate of Amendment.

BACKGROUND OF THE REVERSE SPLIT

     The closing price for the Corporation’s Common Stock in the period from March 30, 2006 to March 30, 2007 has ranged from a high of $2.85 to a low of $1.16. The closing price on March 30, 2007 was $1.59.

     Both the Nasdaq Global Market, on which the Corporation’s Common Stock is listed, and the Nasdaq Capital Market have certain requirements for continued listing thereon. Failure to meet the listing requirements of the Nasdaq Global Market and the Nasdaq Capital Market would result in delisting of the Corporation’s Common Stock from trading on one or both markets, subject to notice and cure periods provided by Nasdaq rules.

     The requirements for continued listing on the Nasdaq Global Market are listed below:

  either (a) stockholders’ equity of $10,000,000, (b) total assets and total revenues each of $50,000,000, or (c) market capitalization of $50,000,000;

  a public float of 1,100,000 shares (750,000 shares if meeting the stockholders’ equity test above);

  a market value of public float of $15,000,000 ($5,000,000 if meeting the stockholders’ equity test above);

  a minimum bid price of $1.00 per share;

  at least four market makers (two if meeting the stockholders’ equity test above);

  at least 400 round lot stockholders; and

  compliance with Nasdaq corporate governance rules.

     The requirements for continued listing on The Nasdaq Capital Market are listed below:

  either (a) stockholders’ equity of $2,500,000, (b) net income in the most recently completed fiscal year or in two of the last three years of $500,000, or (c) market capitalization of $35,000,000;

  a public float of 500,000 shares;

  a market value of public float of $1,000,000;

  a minimum bid price of $1.00 per share;

  at least two market makers;

  at least 300 round lot stockholders; and

  compliance with Nasdaq corporate governance rules.

     The Board of Directors believes that it is in the best interest of the Corporation and its stockholders to approve the proposal relating to the Reverse Split at this time to give the Board of Directors the flexibility to implement a Reverse Split intended to increase the Corporation’s bid price. Although the Board of Directors believes that the Corporation satisfies the maintenance criteria of both the Nasdaq Global Market, on which its Common Stock is currently listed, and the Nasdaq Capital Market, if the bid price for the Corporation’s Common Stock were to fall below $1.00 for 30 consecutive trading days, the Corporation could face delisting if the Corporation failed to regain compliance with the bid price criteria within applicable cure periods. After giving effect to the Reverse Split, the Corporation anticipates that it will comply with the requirements for continued listing on the Nasdaq Global Market and the Nasdaq Capital Market, although the Corporation cannot assure its stockholders that it will be in compliance (except for bid price) as of the time of the Reverse Split or will remain in compliance after giving effect to the Reverse Split.

REASONS FOR THE REVERSE SPLIT

     The Board of Directors is proposing authority to implement a Reverse Split to enable the Corporation, if required, to seek to increase the market price per share of its Common Stock in an effort to meet the continued listing requirements of the Nasdaq Global Market or the Nasdaq Capital Market. The Board of Directors also believes that an increased per share price of the Corporation’s Common Stock that is expected to result from a Reverse Split may increase the attractiveness of its Common Stock to prospective investors and the financial community.

     In reaching its decision to seek and recommend authority to implement a Reverse Split, the Board of Directors considered, among many other factors, the consequences of the Corporation’s Common Stock being delisted. If the Corporation’s Common Stock were delisted, the stock would then be eligible for quotation on the Over-The-Counter (“OTC”) Bulletin Board maintained by Nasdaq, another over-the-counter quotation system or the “pink sheets”. If that occurs, the liquidity and marketability of shares of our Common Stock would decrease. As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Corporation’s Common Stock. In addition, if the Corporation’s Common Stock is delisted and the trading price of the Common Stock continues to be less than $1.00 per share, trading in the Corporation’s Common Stock would be subject to certain rules under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” involving persons other than established customers and accredited investors. The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in the Corporation’s Common Stock, which may further affect the liquidity of the Common Stock. For the above reasons, the Corporation believes that current and prospective investors will view an investment in its Common Stock more favorably if the shares are listed on the Nasdaq Global Market or the Nasdaq Capital Market than if the Common Stock trades on the OTC Bulletin Board. In addition, the Corporation also believes that prospective and actual customers, partners and employees will view being listed on the Nasdaq Global Market or the Nasdaq Capital Market more favorably.

     The Board of Directors believes that the Reverse Split and anticipated increase in the per share price of the Corporation’s Common Stock should also enhance the acceptability and marketability of the Common Stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of the Corporation’s Common Stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase the Corporation’s Common Stock.

     Although the Board of Directors believes that a Reverse Split may be in the best interests of the Corporation and its stockholders, if implemented, the Reverse Split may result in some stockholders owning “odd-lots” of less than 100 shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per share basis, than the cost of transactions in even multiples of 100 shares. In addition, a Reverse Split will make it more difficult for us to meet other requirements for continued listing on the Nasdaq Global Market or the Nasdaq Capital Market relating to the minimum number of shares that must be in the public float and the minimum number of round lot holders.

     The Corporation cannot assure you that the Reverse Split will have any of the desired consequences described above.

REQUIRED VOTE FOR THE REVERSE SPLIT

     The affirmative vote of a majority of the outstanding shares of Common Stock, voting in person or represented by proxy, and entitled to vote on that matter is required for approval. Shares of Common Stock voted to abstain and shares of Common Stock subject to brokers “non-votes” have the practical effect of being votes against the matter.

EFFECTING THE REVERSE SPLIT

     If approved by stockholders at the Annual Meeting, the Charter amendment to implement a Reverse Split will be effected only upon the Board of Director’s determination that the Reverse Split is then in the best interests of the Corporation and the Corporation’s stockholders and its establishment of an appropriate ratio for the Reverse Split based on factors at the time. The Board of Directors will consider, among other factors, prevailing market conditions, the likely effect of the Reverse Split on the market price of the Corporation’s Common Stock and on the Corporation’s compliance with the Nasdaq listing requirements, and the marketability and liquidity of its Common Stock. Although the Corporation currently expects to file the Charter Amendment with the Secretary of State of the State of Delaware to effect the Reverse Split if Proposal No. 2 is approved by the stockholders at the Annual Meeting and the Board determines that the Reverse Split is in the best interests of the Corporation, the Board of Directors will determine the actual timing of this filing. Also, if for any reason the Board of Directors deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Certificate of Amendment, without further action by the stockholders of the Corporation. The Reverse Split will be effective as of the Effective Date set forth in the Certificate of Amendment.

     Upon the filing of the Certificate of Amendment, without further action on the part of the Corporation or the Corporation’s stockholders, the outstanding shares of Common Stock held by stockholders of record as of the Effective Date would be converted into a lesser number of shares of Common Stock calculated in accordance with the terms of the amendment to our Amended and Restated Certificate of Incorporation (the “New Common Stock”) based on a reverse split ratio of between one-for-two and one-for-twenty. For example, if a stockholder presently holds 100 shares of Common Stock, he, she or it would hold 5 shares of Common Stock following a one-for-twenty reverse split. Stockholders who hold less than the full number of reverse split ratio shares, for example, less than 20 shares if the ratio were set at 1-for-20, would receive cash in lieu of fractional shares, as described below.

     After the Effective Date, the Corporation’s Common Stock will have a new committee on uniform securities identification procedures (“CUSIP”) number, which is a number used to identify the Corporation’s equity securities, and stock certificates with the old CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described in “Effect on Registered Certificated Shares” below.

     After the Effective Date, the Corporation will continue to be subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. The Corporation’s Common Stock will continue to be reported on the Nasdaq Global Market or the Nasdaq Capital Market, as the case may be, under the symbol “TXCC”, although it is likely that Nasdaq will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the Reverse Split has occurred.

     After the Effective Date, outstanding shares of Common Stock will remain fully paid and non-assessable.

     The Corporation will make all necessary filings with Nasdaq as required by Nasdaq Rule 10b-17.

NO FRACTIONAL SHARES

     The Corporation would not issue any fractional shares in connection with the Reverse Split. Instead, any fractional share resulting from the Reverse Split would be rounded down to the nearest whole share. Stockholders who would be otherwise entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of the Corporation’s Common Stock to which the stockholder would be otherwise entitled, multiplied by the closing trading price of the Corporation’s Common Stock on the trading day immediately before the Effective Date.

EFFECT ON THE CORPORATION’S EMPLOYEES AND DIRECTORS

     If you are an employee or director of the Corporation, the number of shares reserved for issuance under Corporation’s existing stock option and stock purchase plans will be reduced proportionately based on the Reverse Split ratio selected by the Board of Directors. In addition, the number of shares issuable upon the exercise of options will be decreased and the exercise price for such options will be increased based on the Reverse Split ratio selected by the Board of Directors.

EFFECT ON REGISTERED AND BENEFICIAL STOCKHOLDERS

     Upon a Reverse Split, the Corporation intends to treat stockholders holding the Corporation’s Common Stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding the Corporation’s Common Stock in “street name”. However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, the Corporation encourages you to contact your nominee.

EFFECT ON THE CORPORATION’S 5.45% CONVERTIBLE PLUS CASH NOTES DUE 2007

     If you are a holder of the Corporation’s 5.45% Convertible Plus Cash Notes due 2007, the number of the Corporation’s common shares that each convertible note is converted into and the conversion price will be adjusted proportionately based on the Reverse Split ratio determined by the Board of Directors.

EFFECT ON THE CORPORATION’S STOCK OPTIONS, RIGHTS PLAN AND PAR VALUE

     The Reverse Split would reduce the number of shares of Common Stock available for issuance under the Corporation’s 1995 Third Amended and Restated Stock Plan (the “1995 Plan”), the Corporation’s 2000 Stock Option Plan (the “2000 Plan”) and the 2005 Employee Stock Purchase Plan (the “Purchase Plan”) in proportion to the exchange ratio of the Reverse Split. The number of shares of Common Stock currently authorized for issuance but unissued at March 30, 2007 under the 1995 Plan, the 2000 Plan and the 2005 Purchase Plan is 4,098,790, 1,424,419 and 861,313 respectively (prior to giving effect to the Reverse Split).

     The Corporation also has outstanding certain stock options to purchase shares of Common Stock. Under the terms of the outstanding stock options, the Reverse Split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options in proportion to the exchange ratio of the Reverse Split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the Reverse Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options will be rounded down to the nearest whole share and no cash payment will be made in respect of such rounding. No fractional shares of Common Stock will be issued in connection with the proposed Reverse Split. Holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the Reverse Split will receive cash in lieu of the fractional share as explained more fully below.

     The Corporation also has outstanding certain rights (the “Rights”) to purchase shares of Series A Junior Participating Preferred Stock (the “Series A Junior Preferred”). Under the terms of the Rights, the Reverse Split will effect an increase in the number of one one-thousandths of a share of Series A Junior Preferred purchasable upon exercise of such Rights and will effect a proportionate decrease in the aggregate number of Rights. In connection with the Reverse Split, the Board of Directors considered, deemed advisable and adopted a resolution approving a corresponding proposed amendments to the Certificate of Designation of Series A Junior Participating Preferred Stock of the Corporation (the “Certificate of Designation”). If the Reverse Split is implemented, the Certificate of Designation would be amended accordingly. The text of the form of amendments to the Certificate of Designation which would be filed with the Secretary of State of the State of Delaware is set forth in Appendix B to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the Reverse Split. The par value of the Corporation’s Common Stock would remain at $.001 per share following the effective time of the Reverse Split, while the number of shares of Common Stock issued and outstanding would be reduced.

EFFECT ON REGISTERED “BOOK-ENTRY” STOCKHOLDERS

     The Corporation’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of the Corporation’s Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

     If you hold registered shares in a book-entry form, you do not need to take any action to receive your Reverse Split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to Reverse Split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

     If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Effective Date. By signing and cashing this check, you will represent that you owned the shares for which you received a cash payment. Such cash payment is subject to applicable United States federal income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the Effective Date of the Reverse Split and the date you receive your payment.

EFFECT ON REGISTERED CERTIFICATED SHARES

     Some of the Corporation’s registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from the Corporation’s transfer agent, Computershare Shareholder Services, Inc., (“Transfer Agent”) as soon as practicable after the Effective Date of the Reverse Split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your shares of the Corporation’s Common Stock (“Old Certificates”) to the Transfer Agent. In addition, the letter of transmittal will contain instructions for the surrender of Old Certificates to the Transfer Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock (“New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Transfer Agent. Consequently, you will need to surrender your Old Certificate(s) before you will be able to sell or transfer your stock.

     Stockholders will then receive a New Certificate or Certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of New Common Stock to which these stockholders are entitled.

     Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for certificates evidencing shares of New Common Stock.

     If an Old Certificate has a restrictive legend on the back of the Old Certificate, a New Certificate evidencing shares of New Common Stock will be issued with the same restrictive legends, if any, that are on back of the Old Certificate(s) (“Restricted Stock”).

     Upon surrender of your Old Certificate(s) you may direct the Transfer Agent to issue the appropriate number of shares of New Common Stock electronically in book-entry form under the direct registration system. No new shares in book-entry form will be issued to you until you surrender your Old Certificate(s), together with the properly completed and executed letter of transmittal, to the Transfer Agent. Restricted Stock cannot be issued in book-entry form.

     If you are entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “No Fractional Shares”.

     At any time after receipt of your direct registration system statement, you may request a stock certificate representing your New Common Stock if you have not already done so.

     All expenses of the exchange and book-entry form of certificates will be borne by the Corporation.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE (S). YOU SHOULD NOT SEND YOUR OLD CERTIFICATES TO THE TRANSFER AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

EFFECT ON THE NUMBER OF OUTSTANDING SHARES

     If the Reverse Split is completed, the number of shares of the Corporation’s Common Stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of the Corporation’s Common Stock owned by each stockholder will remain unchanged. Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the Reverse Split (other than as a result of the payment of cash in lieu of fractional shares as described above). For example, a holder of 5% of the voting power of the outstanding shares of Common Stock prior to the effectiveness of the Reverse Split would continue to hold 5% of the voting power of the outstanding shares of Common Stock after the effectiveness of the Reverse Split.

     The number of shares of Common Stock that may be purchased upon exercise of outstanding options, and other securities convertible into, or exercisable or exchangeable for, shares of the Corporation’s Common Stock, and the exercise or conversion prices for these securities, will be adjusted in accordance with their terms as of the Effective Date.

     The Corporation’s Amended and Restated Certificate of Incorporation authorizes 1,000,000 shares of preferred stock, $.01 par value (the “Preferred Stock”). As of March 30, 2007, the Corporation does not have any Preferred Stock issued and outstanding and does not currently anticipate issuing any Preferred Stock. After the Effective Date, the number of shares of Preferred Stock authorized for issuance will not be converted into a lesser number of shares of Preferred Stock calculated in accordance with the terms of the Charter amendment based on the Reverse Split ratio selected by the Board of Directors.

ACCOUNTING CONSEQUENCES

     The par value of the Corporation’s Common Stock would remain unchanged at $.001 per share after the Reverse Split. However, the Common Stock as designated on the Corporation’s consolidated balance sheet would be adjusted downward in respect of the shares of the New Common Stock to be issued in the Reverse Split such that the Common Stock would become an amount equal to the aggregate par value of the shares of New Common Stock being issued in the Reverse Split, and that the additional paid in capital as designated on the Corporation’s consolidated balance sheet would be increased by an amount equal to the amount by which the Common Stock was decreased. Additionally, net loss or income per share would increase proportionately as a result of the Reverse Split since there will be a lower number of shares outstanding. We do not anticipate that any other material accounting consequence would arise as a result of the Reverse Split.

POTENTIAL ANTI-TAKEOVER EFFECT

     Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Corporation with another entity), the Reverse Split proposal is not being proposed in response to any effort of which we are aware to accumulate the Corporation’s shares of Common Stock or obtain control of the Corporation, nor is it part of a plan by management to recommend to the Board of Directors and stockholders a series of amendments to the Corporation’s Amended and Restated Certificate of Incorporation to effect or deter a change in control. Other than the Reverse Split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Corporation’s Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Corporation.

NO APPRAISAL RIGHTS

     Under the General Corporation Law of the state of Delaware, the Corporation’s stockholders are not entitled to appraisal rights with respect to the Reverse Split, and we will not independently provide stockholders with any such right.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated United States federal income tax consequences of the Reverse Split to stockholders of the Corporation. This summary is based on the United States federal income tax laws now in effect and as currently interpreted, and does not take into account possible changes in such laws or interpretations. This summary is provided for general information only and does not address all aspects of the possible federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, this summary does not consider the United States federal income tax consequences to the Corporation’s stockholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws, and does not address any consequences of the Reverse Split under any state, local, or foreign tax laws.

ACCORDINGLY, YOU ARE ENCOURAGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO YOU, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Corporation believes that, except with respect to cash payments for fractional shares, the Corporation’s stockholders who exchange their Common Stock solely for New Common Stock should generally recognize no gain or loss for United States federal income tax purposes. A stockholder’s aggregate tax basis in his or her shares of New Common Stock received should be the same as his or her aggregate tax basis in the Common Stock exchanged therefor. The holding period of the New Common Stock received by such stockholder should include the period during which the surrendered Common Stock was held, provided all such Common Stock was held as a capital asset at the Effective Date. Depending on certain facts and circumstances, a stockholder receiving cash in lieu of a fractional share may recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. Alternatively, in certain circumstances a stockholder receiving cash in lieu of a fractional share may be treated as having received a distribution from the Corporation that may be characterized as a dividend for United States federal income tax purposes.

     The Corporation will not recognize any gain or loss as a result of the Reverse Split.

     The Corporation’s beliefs regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending on the state in which he or she resides.

CERTAIN RISK FACTORS ASSOCIATED WITH THE REVERSE SPLIT

There can be no assurance that the total market capitalization of the Corporation’s Common Stock (the aggregate value of all the Corporation’s Common Stock at the then market price) after the proposed Reverse Split will be equal to or greater than the total market capitalization before the proposed Reverse Split or that the per share market price of the Corporation’s Common Stock following the Reverse Split will either equal or exceed the current per share market price.

     There can be no assurance that the market price per new share of the Corporation’s Common Stock after the Reverse Split will remain unchanged or increase in proportion to the reduction in the number of old shares of the Corporation’s Common Stock outstanding before the Reverse Split. For example, based on the market price of the

Corporation’s Common Stock on March 30, 2007 of $1.59 per share, if the Board of Directors decided to implement the Reverse Split and selects a Reverse Split ratio of one-for-ten, there can be no assurance that the post-split market price of the Corporation’s Common Stock would be $15.90 per share or greater. Accordingly, the total market capitalization of the Corporation’s Common Stock after the proposed Reverse Split may be lower than the total market capitalization before the proposed Reverse Split and, in the future, the market price of the Corporation’s Common Stock following the Reverse Split may not exceed or remain higher than the market price prior to the proposed Reverse Split.

If the Reverse Split is effected, the resulting per share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of the Corporation’s Common Stock may not improve.

     While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Corporation’s Common Stock may not necessarily improve.

A decline in the market price of the Corporation’s Common Stock after the Reverse Split may result in a greater percentage decline than would occur in the absence of a Reverse Split, and the liquidity of the Corporation’s Common Stock could be adversely affected following such a Reverse Split.

     If the Reverse Split is effected and the market price of the Corporation’s Common Stock declines, the percentage decline may be greater than would occur in the absence of a Reverse Split. The market price of the Corporation’s Common Stock will, however, also be based on the Corporation’s performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the reduced number of shares that would be outstanding after the Reverse Split could adversely affect the liquidity of the Corporation’s Common Stock.

If the Reverse Split is effected, there is no assurance that the Corporation will comply with the continued listing requirements of the Nasdaq Global Market or the Nasdaq Capital Market, which may result in the Corporation’s stock being delisted from such Markets.

     The Board of Directors believes that it is in the best interest of the Corporation and the Corporation’s stockholders to approve the proposal relating to the Reverse Split at this time to give the Board of Directors the flexibility to implement a Reverse Split intended to increase the Corporation’s minimum bid price. However, there are no assurances that after the Reverse Split is completed that the Corporation’s stock will maintain its reverse split adjusted price. Consequently, the Corporation’s stock price could decline below the required $1.00 minimum closing bid price and the Corporation would not be in compliance with the applicable Nasdaq Global Market or the Nasdaq Capital Market requirements. Additionally, there are no assurances that the Corporation will continue to meet the remaining continued listing requirements of the Nasdaq Global Market or the Nasdaq Capital Market after giving effect to the Reverse Split.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN PROPOSAL NO. 2.

     The Corporation’s Directors and Executive Officers have no substantial interests, directly or indirectly, in the matters set forth in Proposal No. 2 except to the extent of their ownership of shares of the Corporation’s Common Stock.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT THAT WILL ALLOW THE BOARD OF DIRECTORS TO EFFECT A REVERSE SPLIT (THE “REVERSE SPLIT”), AND GRANT TO THE BOARD OF DIRECTORS AUTHORITY, IN ITS SOLE DISCRETION, TO ESTABLISH THE RATIO FOR THE REVERSE SPLIT AT UP TO ONE-FOR-TWENTY, OR NOT TO COMPLETE THE REVERSE SPLIT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of the Record Date certain information regarding the ownership of outstanding shares of Common Stock by (i) each person who, to the knowledge of the Corporation, beneficially owns more than 5% of the outstanding shares of Common Stock, (ii) each director or nominee for director of the Corporation, (iii) each Named Executive Officer (as defined under “Compensation and Other Information Concerning Named Executive Officers”) and (iv) all directors and nominees for director and Named Executive Officers as a group. Unless otherwise indicated below, each person listed below maintains a business address in the care of TranSwitch Corporation, Three Enterprise Drive, Shelton, Connecticut 06484 and has sole voting and investing power with respect to all shares of Common Stock owned.

	Amount and
	Nature of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)	Class (2)
Herbert Chen (3)	19,181,157	14.52%
Chen Capital Management, Inc.
650 Madison Avenue, 17th Floor
New York, NY 10022
Michael H. Steinhardt(4)	12,787,252	9.68%
650 Madison Avenue, 17th Floor
New York, NY 10022
Dr. Santanu Das (5)	3,512,649	2.66%
Mr. Theodore Chung (6)	127,702	*
Mr. Alfred F. Boschulte (7)	212,787	*
Dr. Hagen Hultzsch (8)	151,000	*
Mr. Gerald F. Montry (9)	450,179	*
Mr. James M. Pagos (10)	219,002	*
Dr. Albert E. Paladino (11)	278,148	*
Mr. Erik H. van der Kaay (12)	184,102	*
All directors and executive officers as a group (8 persons)(13)	5,135,569	3.89%
____________________

*	Less than 1% of the outstanding Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date (“Presently Exercisable Securities”) are deemed outstanding for computing the percentage held by each person or entity listed, but are not deemed outstanding for computing the percentage of any other person or entity.

(2)	Percentage of beneficial ownership is based on 132,118,907 shares of Common Stock outstanding as of the Record Date, March 30, 2007.

(3)	In calculating the beneficial ownership of this person, the Corporation has relied upon the Schedule 13G filed by this entity with the SEC on February 8, 2007. According to such Schedule 13G, Mr. Chen has sole voting and dispositive power over 3,729,618 shares and shared voting and dispositive power over 15,451,539 shares.

(4)	In calculating the beneficial ownership of this person, the Corporation has relied upon the Schedule 13G, as amended, filed by this entity with the SEC on February 7, 2007. According to such Schedule 13G, Mr. Steinhardt has shared voting and dispositive power over the shares reported.

(5)	Consists of 57,266 shares owned and 3,455,383 shares issuable upon exercise of Presently Exercisable Securities.

(6)	Consists of no shares owned and 127,702 shares issuable upon exercise of Presently Exercisable Securities.

(7)	Consists of 63,787 shares owned and 149,000 shares issuable upon exercise of Presently Exercisable Securities.

(8)	Consists of 2,000 shares owned and 149,000 shares issuable upon exercise of Presently Exercisable Securities.

(9)	Consists of 301,179 shares owned and 149,000 shares issuable upon exercise of Presently Exercisable Securities.

(10)	Consists of 65,002 shares owned and 154,000 shares issuable upon exercise of Presently Exercisable Securities.

(11)	Consists of 97,642 shares owned and 180,506 shares issuable upon exercise of Presently Exercisable Securities.

(12)	Consists of 35,102 shares owned and 149,000 shares issuable upon exercise of Presently Exercisable Securities.

(13)	Consists of 731,978 shares owned and 4,513,591 shares issuable upon exercise of Presently Exercisable Securities.

Compensation Discussion and Analysis

Introduction

     The Compensation Committee of the Board of Directors (the “Compensation Committee”) has the responsibility for establishing, implementing and monitoring the Corporation’s executive compensation programs. The Compensation Committee is responsible for ensuring that its total compensation paid to its executives is competitive, reasonable, fair and adheres to the Corporation’s compensation philosophy and objectives.

     Throughout this proxy statement, the individuals who served as the Corporation’s President and Chief Executive Officer and the Corporation’s Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table below are referred to as the “Named Executive Officers.” The Corporation had several changes in fiscal 2006 to the individuals serving as our Named Executive Officers. Mr. Tallian resigned from TranSwitch effective November 10, 2006 and Mr. Quinlan, who served as our Vice President of Finance and Controller, and effective October 19, 2006, assumed the position of Principal Accounting Officer until his resignation on January 15, 2007. Mr. Chung joined the Corporation and served as its Vice President of Business Development, and was also named Interim Chief Financial Officer on January 12, 2007, due to the resignation of Mr. Quinlan. Mr. Chung was not a Named Executive Officer at any time during fiscal 2006.

Compensation Committee

     All members of the Compensation Committee meet the independence requirements as determined in accordance with Securities and Exchange Commission, the National Association of Securities Dealers and Internal Revenue Code rules. Members of the Committee are appointed annually by the outside Directors of the Board. Each member of the Committee will serve until his successor is appointed and qualified, or until his earlier resignation or removal. The Committee members elect their own Chair by majority vote of the full Committee membership. The Compensation Committee operates under a written charter adopted by our Board. The Compensation Committee’s charter is available on the TranSwitch corporate website under Investor Relations – Corporate Governance: http://www.transwitch.com/investors/compensation/index.jsp.

     Members of the Committee have significant depth of experience relevant to compensation matters at both the Board and corporate levels. They serve on other boards, and have extensive knowledge of TranSwitch and the telecommunications industry, which assists in their evaluation of the Named Executive Officers’ performance and compensation. The Compensation Committee members and its Chairman are selected by the Board of Directors following the annual meeting of the shareholders and their own reelection at that time.

     The Compensation Committee’s role is generally one of oversight. Management is responsible for designing and modifying salary ranges and grades, incentive compensation programs, compensation strategy and practices, performance evaluation systems, succession planning, and the conduct and funding of the various retirement plans of the Corporation. In carrying out its responsibilities, the Committee provides oversight, review, and consultation to management.

     The Compensation Committee’s scope of authority includes discharging the Board of Director’s responsibilities relating to corporate executive compensation, reviewing and approving administration of the Corporation’s incentive compensation and stock plans, and producing an annual report on executive compensation for inclusion in the Corporation’s proxy statement. The Committee reviews proposals and makes recommendations to the Corporation’s management on company-wide compensation programs and practices.

     Pursuant to the charter of the Compensation Committee, the Compensation Committee has the authority to retain a compensation consultant to advise the Committee on executive compensation practices and policies, or any other matters within its charter. In 2006, no compensation consultant was engaged other than purchasing results of the annual compensation survey from Radford Surveys & Consulting, a business unit of Aon.

Role of Executives in Establishing Compensation

     At the invitation of the Compensation Committee, select executives attend Compensation Committee meetings. The Corporation’s Chief Executive Officer (“CEO”) and Vice President of Human Resources regularly attend meetings of the Compensation Committee. The Vice President of Human Resources and the Chief Financial Officer prepare information for review with the CEO, which he then presents to the Compensation Committee at each meeting. In addition, the Compensation Committee periodically assigns special action items or compensation programs to be researched and reported on to the Committee by executives.

     Each year, beginning with the August board meeting, the Vice President of Human Resources presents trends and results from compensation surveys and makes a general recommendation to the Compensation Committee of reward actions for TranSwitch for the coming year. When making the recommendation, the CEO and the Vice President of Human Resources consider recent trends in executive compensation among other factors. During the fourth quarter Board meeting, the Vice President of Human Resources presents a proposal to the Compensation Committee for the upcoming year’s reward cycle. This recommendation takes into account the status of the Corporation’s profitability, performance, as well as retention and other talent management issues.

     As further discussed below, following the presentation of trends and/or compensation programs to the Compensation Committee, the Chief Executive Officer meets with the Vice President of Human Resources to make specific recommendations for each executive officer, other than the Chief Executive Officer. The specific recommendations are then presented to the Compensation Committee for review and approval.

Compensation Philosophy

     The Corporation’s executive compensation programs are designed to provide levels of compensation that will allow the Corporation to attract, motivate and retain qualified executives. It provides a competitive compensation package that ultimately is based on individual and company performance. The Committee’s goal is to establish performance criteria, evaluate executive performance against those criteria, and establish base salary, annual bonuses and long-term incentives for the Corporation’s key decision-makers. Bonuses and incentives are designed to maximize the Corporation’s short- and long-term financial results for the benefit of the Corporation’s stockholders.

     Generally, total compensation consists of base salary and equity awards that are targeted at the median of the Peer Group (see discussion below). Typically, the Corporation’s long-term compensation awards consist of equity awards in the form of stock options, since the Corporation has abandoned cash bonuses in recent years in order to achieve its financial and business goals.

Setting Executive Compensation

     The Corporation has structured the Corporation’s base salaries and non-cash executive compensation to motivate executives to achieve the business goals set by the Corporation and reward the executives for achieving such goals. In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded and privately-held telecommunications and semiconductor companies (collectively, the Peer Group). The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes the Corporation competes for talent and for stockholder investment. In developing the Peer Group, the Vice President of Human Resources provides the Compensation Committee with a Peer Group that is partly derived from a survey of various public companies with revenues of under fifty million dollars purchased from Radford Surveys and Consulting. In addition, the Corporation has also identified several public companies in the semiconductor sector against whom the Corporation competes for executive talent: US Starcom, Agere Systems, AMCC, Conexant Systems, Marvel Semiconductor, Mindspeed Technologies, PMC-Sierra and RF Micro Devices.

     The Committee reviews and approves corporate goals and objectives relevant to compensation of the President and Chief Executive Officer, makes a performance appraisal in light of those goals and objectives, and establishes and approves the appropriate level of base compensation, bonus and incentive compensation based on such evaluations. In fiscal year 2006, a lump sum bonus was paid to Named Executive Officers in recognition that their base salaries had fallen below the median base salaries of executives in similar positions of the Peer Group. No other incentive bonuses were paid to the Named Executive Officers in fiscal year 2006. In determining the long-term incentive component of compensation of the President and Chief Executive Officer, the Committee considers the Corporation’s performance and relative shareholder return, the value of similar incentive plan awards to Chief Executive Officers and Presidents at comparable companies, and the awards given to the Corporation’s Chief Executive Officer and President in past years. The Committee will present the recommendation to the Board of Directors for final approval and ratification. In conjunction with the President and Chief Executive Officer, the Committee directs the management succession planning, particularly for Chief Executive Officer succession.

     With the exception of the President and Chief Executive Officer, the Committee, in consultation with management, evaluates the performance of the Corporation’s other Named Executive Officers and makes recommendations to the Board regarding the appropriate level of base compensation and bonus, and incentive compensation for such officers.

     With respect to the Chief Executive Officer, the Committee, in consultation with management, reviews and approves annually any employment agreements, severance agreements and change in control agreements or provisions, when and if appropriate, and any special or supplemental benefits.

     In consultation with management, the Committee designs and approves incentive, including any equity-based compensation, plans to allow the Corporation to attract and retain talented personnel and align the pay of such personnel with the long-term interests of shareholders. In addition, the Committee submits each equity-based compensation plan and each material modification thereof to the Board for its approval. The Committee takes actions that may be necessary or advisable to implement and administer the Corporation’s incentive compensation plans, all in accordance with the terms of such plans. The Committee evaluates and recommends to the full Board the appropriate level of director compensation and takes primary responsibility for ensuring that any payments to directors, other than in their capacity as directors, are fully and properly disclosed. The Committee regularly communicates with the Board in order to ensure that the Board is fully informed of the Corporation’s compensation policies and other issues within the Committee’s jurisdiction. The Committee exercises such additional powers as may be reasonably necessary or desirable, in the Committee’s discretion, to fulfill its responsibilities and duties under its Charter.

2006 Executive Compensation Components

     The following is a summary of the principal components of compensation for Named Executive Officers. There are four major elements that compromise the Corporation’s compensation of Named Executive Officers: (i) base salary, (ii) the management incentive plan, (iii) perquisites, and (iv) retirement benefits provided under a 401(k) plan.

Base salary

     The Corporation provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined for each executive based on his or her position and responsibility by using market data.

     During its review of base salaries for executives, the Committee primarily considers:

  market data;

  internal review of the executive’s compensation, both individually and relative to other executive officers; and

  individual performance of the executive.

     Salary levels are typically considered annually as part of the Corporation’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Committee’s assessment of the individual’s performance.

Management Incentive Plan

     The Management Incentive Plan gives the Committee the latitude to design stock-based incentive compensation programs to promote high performance and achievement of corporate goals by Directors and key employees, encourage the growth of stockholder value and allow key employees to participate in the long-term growth and profitability of the Corporation.

     The Management Incentive Program assists the Corporation to:

  enhance the link between the creation of stockholder value and long-term executive incentive compensation;

  provide an opportunity for increased equity ownership by executives; and

  maintain competitive levels of total compensation.

     A plan is presented to the Compensation Committee each year designed to provide stock option awards to Named Executive Officers. The options awards to the Chief Executive Officer and Named Executive Officer under the Management Incentive Plan are contingent on actual results meeting key metrics targets established by the Compensation Committee. Stock options are awarded based on achievement of key metrics on a quarterly basis. The Compensation Committee in consultation with the CEO established annual and quarterly targets for revenue, gross margin, cash burn, design win points, design win revenue and product delivery milestones at the beginning of fiscal 2006. Achievement of revenue target is weighted 20% of award potential; gross margin is weighted 20% of award potential; cash burn is weighted 25% of award potential; design win points is weighted 7.5% of award potential; design win revenue is weighted at 7.5% of award potential; and product delivery dates is weighted at 20% of award potential.

     Under the terms of the Management Incentive Plan, our CEO, Dr. Das, was eligible for an award of 240,000 stock options and our CFO was eligible for an Award of 90,000 stock options if all targets were achieved. The actual award is based on results achieved. Our CEO, Dr. Das, was awarded a total of 146,000 options for the Corporation’s achievement of fiscal 2006 targets under the Management Incentive Plan as follows: on May 18, 2006, 55,500 options were awarded based on achievement of first quarter fiscal 2006 targets; on August 10, 2006, 39,250 options were awarded based on achievement of second quarter fiscal 2006 targets; on October 12, 2006, 25,350 options were awarded based on achievement of third quarter fiscal 2006 targets; and no options were awarded as the result of the

Mysticom acquisition not meeting profitability and cash flow targets under the Corporation’s Management Incentive Plan. In addition, the Compensation Committee in recognition of Dr. Das’s contributions to the Corporation approved two special performance based awards in fiscal 2006 in the amount of 100,000 options on March 1, 2006 and an additional 100,000 options on December 12, 2006.

     Mr. Tallian, our Chief Financial Officer until November 10, 2006, was awarded a total of 45,098 options for the Corporation’s achievement of fiscal 2006 targets under the Management Incentive Plan as follows: on May 18, 2006, 20,850 options were awarded based on achievement of first quarter fiscal 2006 targets; on August 10, 2006, 14,748 options were awarded based on achievement of second quarter fiscal 2006 targets; and on October 12, 2006, 9,500 options were awarded based on achievement of third quarter fiscal 2006 targets. In addition, the Compensation Committee, in recognition of Mr. Tallian’s contributions to the Corporation, approved a special performance based award in fiscal year 2006 in the amount of 20,000 options on March 1, 2006.

     Options are awarded at the closing price of the Corporation’s Common Stock on the date of the grant. In certain limited circumstances, the Committee may grant options to an executive at an exercise price in excess of the closing price of the Corporation’s Common Stock on the grant date. The Committee has never granted options with an exercise price that is less than the closing price of the Corporation’s Common Stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

     The options, granted pursuant to the Management Incentive Program by the Committee, vest immediately as to 50% of the award, with the remaining 50% of the award vesting from quarterly installments beginning on the fifteenth month following the grant date. Vesting and exercise rights cease upon termination of employment, except in the case of death (subject to a one year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

     In April 2007, our Compensation Committee adopted a policy regarding the recovery or adjustment of performance incentive plan awards, already paid, in the event relevant Corporate performance measures are restated in a manner that would have reduced a previously granted award’s size or payment. Effective for the 2007 Management Incentive Program awards made on or after April, 2007, to the extent permitted by governing law, the Board will seek reimbursement of incentive compensation paid to any executive officer in the event of a restatement of the Corporation’s financial results that would have reduced a previously granted award’s size or payment. In that event, the discretion of the Compensation Committee depending on the specific circumstances, the Board will seek to recover either (i) the entire amount of the incentive award or (ii) the amount of the award paid to an executive officer which is in excess of the amount that would have been paid based on the restated financial results.

     Executive performance evaluations, including for the Named Executive Officers, take place every year and are completed during the second quarter. To help achieve the Corporation’s strategic goals and annual objectives, the Corporation has developed an integrated performance management program, which has an overall purpose to strengthen results at the individual and organizational level. The program is designed to align individual performance with strategic business goals and annual objectives. It is intended to foster two-way communication to provide all employees, including executives, with the resources, information and support needed to be successful. The performance management program’s primary objectives are to ensure that individual contributions and results are directed toward achieving the Corporation’s business plan based on its strategic and tactical goals. It also ensures that rewards are clearly linked to performance and recognizes outstanding performance with corresponding compensation action. The process begins with establishing individual and corporate performance objectives for senior executive officers during the fourth quarter of each year for the following year. These goals are based on the Corporation’s annual operating plan which is reviewed and approved by the Board of Directors.

     Each executive may complete an optional self assessment that provides feedback from his or her perspective relevant to job responsibilities and achievements. If completed, the self assessment would then be provided to the Chief Executive Officer by his direct reports. Otherwise, the Chief Executive Officer completes a performance evaluation, as well as a goals and training form, which directly link to the annual Operating Plan on a strategic, tactical and operational effectiveness basis. The Operating Plan reflects each business unit and the Chief Executive Officer uses these strategic and tactical objectives to measure the performance of the heads of each business unit. Qualitative assessment is completed as well based on set performance factors which encompass corporate-wide competencies that all employees are expected to not only possess, but to regularly demonstrate on the job. Each performance factor category requires a performance rating. The results provide guidelines for compensation decisions and development planning as necessary.

     The Chief Executive Officer’s performance is evaluated first by the Chairman of the Board of Directors with input from all independent Board members. The Chief Executive Officer is also evaluated on performance against the Operating Plan which is summarized in the annual score card in the Management Incentive Plan results. The scorecard contains a percent achievement reached for each corporate metric as well as an overall weighted average achievement percentage on all corporate performance goals. The Chief Executive Officer provides this information to the Chairman of the Board. The Chairman reviews this with the other Board members, obtains their feedback on the Chief Executive Officer’s performance and completes the review. The performance evaluation is discussed at a private meeting between the Chief Executive Officer and Chairman of the Board. The Board frequently discusses with the Chief Executive Officer the performance of the Named Executive Officers. The Chief Executive Officer incorporates this feedback into the Named Executive Officer evaluations, and other officers of the Corporation.

Perquisites

     The Corporation provides Named Executive Officers with perquisites and other personal benefits that the Corporation and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Corporation to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

     The Named Executive Officers are provided with executive term life insurance coverage equal to 2x their base salary and the Chief Executive Officer is provided with life insurance coverage in the amount of $1,000,000.00.

     The Corporation has entered into an agreement containing change of control severance provisions with its Chief Executive Officer. The change of control severance provisions were designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreement is provided under the heading “Payments Made Upon a Change of Control” below.

Retirement Benefits

     The Corporation sponsors a 401(k) retirement plan that permits the Named Executive Officers to electively defer a portion of their salary on a pre-tax basis into the plan. The Corporation matches 50% of all participants, including the Named Executive Officers, contributions to the 401(k) plan up to a maximum of 6% of their covered compensation. No other qualified or non-qualified retirement plans are sponsored by the Corporation.

Deductibility of Executive Compensation

     As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Corporation may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Corporation believes that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Nonqualified Deferred Compensation

     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Corporation believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

ERIK VAN DER KAAY (Chairman)
ALFRED F. BOSCHULTE
HAGEN HULTZSCH

COMPENSATION AND OTHER INFORMATION CONCERNING NAMED EXECUTIVE OFFICERS

NAMED EXECUTIVE OFFICERS

     Listed below are the Corporation’s Named Executive Officers and their respective backgrounds, excluding Dr. Santanu Das who is listed under the “Nominee” section of “Proposal No. 1: Election of Directors” in this Proxy Statement.

     Mr. Peter J. Tallian, Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining the Corporation in February 2001, Mr. Tallian held the position of Executive Vice President and Chief Financial Officer of Metavante Corporation, a wholly owned subsidiary of M&I Corporation and an outsourcing, business e-commerce, professional services and software provider to banks and financial institutions worldwide, since 1995. Previously, Mr. Tallian held various positions in finance with IBM Corporation from 1982 to 1995. Mr. Tallian resigned from the Corporation on November 10, 2006.

     Mr. Theodore Quinlan, Vice President and Controller, Principal Accounting Officer. Prior to joining the Corporation in October, 2006, he was the Vice President Finance and Chief Financial Officer for Molecular Staging, Inc., a bio-technology start-up from 2003-2005. Mr. Quinlan resigned from the Corporation on January 15, 2007.

     Mr. Theodore Chung, Vice President of Business Development, and effective January 12, 2007, assumed the role of Interim Chief Financial Officer and Treasurer. Prior to joining the Corporation in 2001, Mr. Chung was Director, Business Development for Lydstrom, Inc, a maker of internet-enabled set-top boxes. From 1997-2000, he was with Fahnestock & Co., where he worked in Structured Finance.

EXECUTIVE COMPENSATION

Summary Compensation

     The following table sets forth the compensation earned by the Corporation’s Chief Executive Officer and each of the other executive officers designated “Named Executive Officers” by the Corporation (collectively, the “Named Executive Officers”) for services rendered in all capacities to the Corporation for the fiscal years ended December 31, 2006.

Summary Compensation Table

				Option	Other
		Salary	Bonus(1)	Awards(2)	Compensation(3)	Total
Name and Principal Position	Year	$	$	$	$	$
Dr. Santanu Das	2006	350,000	55,000	389,304	12,786	794,590
President, Chief Executive Officer
Mr. Peter J. Tallian (4)	2006	183,622	17,000	84,821	5,509	290,952
Senior Vice President Chief Financial
Officer and Treasurer
Mr. Theodore Quinlan (5)	2006	38,244	10,000	107,880	—	156,124
Vice President and Controller,
Principal Accounting Officer
____________________

(1)	In lieu of merit increases to base salary, the Chief Executive Officer received two special one-time merit bonuses in for fiscal 2006, the first was decided on April 12, 2006 and paid on April 19, 2006 in the amount of $30,000 for Dr. Das and the second amount of $25,000 was approved on December 12, 2006 and paid, $12,500 on December 22, 2006 and $12,500 on January 15, 2007. Mr. Tallian received a special one-time merit bonus of $17,000 on April 19, 2006 and Mr. Quinlan received one-time sign-on bonus of $10,000.

(2)	The assumptions used to calculate the value of stock awards are set forth under Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 6, 2007.

(3)	Includes 401(k) matching contributions and/or life insurance payments.

(4)	Mr. Tallian resigned from TranSwitch effective November 10, 2006.

(5)	Mr. Quinlan was hired and became the Principal Accounting Officer on October 19, 2006, and then resigned on January 15, 2007.

Outstanding Option Awards

     The following table contains information concerning the unexercised options and equity incentive plan awards for each Named Executive Officer as of the December 31, 2006.

Outstanding Option Awards at Fiscal Year-End

	Number of Securities	Number of Securities
	Underlying	Underlying	Option	Option
	Unexercised Options	Unexercised Options	Exercise	Expiration
Name	(Exercisable)	(Unexercisable)	Price	Date
Santanu Das	113,500	—	$2.12	1/22/2008
	225,000	—	$2.66	4/14/2008
	585,000	—	$3.26	9/21/2008
	300,000	—	$9.42	6/3/2009
	306,000	—	$19.78	1/11/2007
	200,000	—	$51.25	9/14/2007
	250,000	—	$30.94	1/9/2008
	112,500	—	$10.75	4/6/2008
	200,000	—	$9.45	8/8/2008
	8,853	—	$3.94	9/21/2011
	120,000	—	$4.13	11/21/2008
	250,000	—	$4.02	1/23/2009
	40,000	—	$1.36	5/23/2009
	20,000	—	$0.66	8/14/2009
	8,000	—	$0.33	10/24/2009
	130,000	—	$0.92	1/22/2010
	50,000	—	$0.94	5/22/2010
	53,400	—	$1.55	8/12/2010
	130,000	—	$2.47	10/8/2010
	31,750	250	$2.19	12/11/2010
	91,000	—	$3.39	1/15/2011
	80,000	—	$1.55	5/20/2011
	73,750	—	$1.50	8/5/2011
	56,600	—	$1.28	10/14/2011
	44,626	6,374	$1.12	1/20/2012
	34,800	11,600	$1.68	5/19/2012
	25,939	15,561	$1.66	8/10/2012
	16,700	—	$1.47	10/13/2012
	12,951	12,949	$1.84	1/26/2013
	7,763	12,935	$1.79	3/1/2013
	—	26,463	$2.11	5/18/2013
	19,485	19,765	$1.66	8/10/2013
	12,676	12,674	$1.48	10/12/2013
	—	100,000	$1.55	12/12/2013
	29,739	49,563	$1.79	3/1/2013
	27,750	1,287	$2.11	5/18/2013
	8,889	—	$1.35	11/10/2009
	2,963	—	$2.03	12/5/2010
Total S. Das	3,708,884	286,121

Theodore Quinlan	—	100,000	$1.55	12/12/2013*
Total T. Quinlan	—	100,000
____________________

*	Mr. Quinlan terminated his employment on January 15, 2007. These options will expire, unvested, because of his termination.

Option Exercises and Stock Vested

	Number of Shares	Value
	Acquired on	Realized on
Name	Exercise	Exercise
Peter Tallian	5,000	$929.81
	2,500	$563.93
	5,000	$1,079.80
	5,000	$1,179.80
	5,000	$1,229.80
	2,850	$642.85
	3,000	$2,169.92
	2,700	$1,978.20
	1,800	$1,347.97
	6,000	$2,607.31
	15,000	$6,518.27
	21,250	$9,234.18
	18,750	$7,772.84
	5,000	$579.79
	4,750	$454.80
	1,500	($90.00)
	5,000	$579.80
	1,124	$227.27
	3,828	$822.00
	48	($9.40)
	5,000	$879.79
	2,000	$299.94
	3,000	$459.89
	5,000	$1,229.81
	2,000	$500.15
	3,649	$892.12
	3,400	$1,271.89
	5,000	$1,679.82
	1,120	$168.00
	5,000	$850.00
	7,650	$1,071.00
	5,000	$800.00
	1,100	$154.00
	5,000	$650.00
	5,000	$500.00
	3,314	$397.68
	5,000	$550.00
	5,000	$1,050.00
	5,000	$700.00
	5,000	$650.00
	5,000	$550.00
	3,000	$780.00
	3,651	$876.24
	4,000	$880.00
	3,400	$1,326.00
	5,000	$1,700.00
	6,300	$882.00
	3,630	$544.50
Total P. Tallian	233,324	$64,202.23

Potential Termination/Change in Control Payments

		Highest	Total
	2006	Annual Bonus During 5	Change of Control
	Base Salary	Most Recent Fiscal Years	Payment
Executive	($)	($)	($)
Santanu Das	$350,000	$50,000	$400,000
____________________

(1)	Assumes the executive officer is terminated following a change of control without cause or resigns for good reason.

(2)	Assumes a change of control occurred on December 31, 2006.

     The Chief Executive Officer has a written executive agreement, dated September 12, 1997. The agreement is in effect for 12 months and continues each year to be in effect without any further action by either party unless either party gives written notice of termination to the other not later than three months past the extension date of the agreement. If a change in control occurs during the original or extended agreement, the agreement shall continue in effect until 12 months beyond the month in which the change in control occurred, provided however that the executive continues to be employed by the corporation.

     In the event that the Corporation enters into a business combination agreement which, if effected, results in a change-in-control, the executive agrees that he will not voluntarily leave the employ of the Corporation, and will render the services contemplated in the recitals to his agreement, and the Corporation agrees that it will not terminate the employment of the Chief Executive Officer for any reason other than for cause until the earlier of i) in the opinion of the Board, the business combination agreement has been abandoned or terminated, or ii) until after such a change in control has been effected or 120 days from the date of the execution of a Business Combination Agreement.

     In the event the Chief Executive Officer is terminated without cause in anticipation of the change in control or during the 12 months following the change in control, the Corporation shall pay to the Chief Executive Officer, his beneficiaries or heirs or estate, a lump sum equal to the sum of i) the entire amount of the executive’s annual base salary as in effect immediately prior to the change-in-control, and ii) the entire amount of the highest annual bonus paid to the executive during the five most recently completed fiscal years of the Corporation ending immediately prior to change-in-control.

     The Board of Directors may constructively terminate the Chief Executive Officer for changed circumstances, which include, i) significant reduction in the nature or scope of the responsibilities, authority, powers, functions or duties of his job, or ii) an adverse change in the Chief Executive Officer’s work environment such that the executive is unable to perform his or her duties. In the event the Board constructively terminates Chief Executive Officer as a result of changed circumstances, he will be entitled to severance payments equal to the sum of 12 months salary plus an amount equal to the entire amount of the highest of the annual bonus paid to the executive over the previous five years. In addition, the Corporation shall pay the executive’s normal post-termination benefits in accordance with the Corporation’s retirement, insurance and other benefit plans and arrangements. The Corporation shall continue to provide the Chief Executive Officer with health benefit plans or arrangements until the twelve month anniversary of such termination.

     If the Chief Executive Officer is terminated for just cause, he will not be entitled to receive any severance or other termination benefits.

     At the election of the Corporation for reasons other than just cause, the Corporation may immediately terminate his employment by giving written notice of its intention to terminate. In this case, the executive is entitled to severance payments equal to the sum of 12 months salary plus an amount equal to the entire amount of the highest of the annual bonus paid to the executive over the previous five years. In addition, the Corporation shall pay the executive’s normal post-termination benefits in accordance with the Corporation’s retirement, insurance and other benefit plans and arrangements. The Corporation shall continue to provide the Chief Executive Officer with health benefit plans or arrangements until the twelve month anniversary of such termination.

     If any of the termination payments discussed in this Section would constitute in whole or in part an “excess parachute payment,” then the amount of the total payment will be reduced to the minimum extent necessary to ensure that no portion constitutes an “excess parachute payment.” All calculations will be made by tax counsel or the Corporation’s independent auditors.

AUDIT COMMITTEE REPORT

     The Audit Committee consists of Gerald F. Montry, James M. Pagos and Dr. Albert Paladino. Each of them is independent within the meaning of the Corporation’s director independence standards and the director independence standards of The Nasdaq Stock Market Inc. As such, the Board of Directors has determined that none of the committee members has a relationship to the Corporation that may interfere with his independence from the Corporation and its management. The Audit Committee believes that each of its members is financially sophisticated and is able to read and understand the consolidated financial statements of the Corporation. Mr. Montry serves as Chairman of the Audit Committee and is an “audit committee financial expert” as defined in SEC rules.

     The Audit Committee oversees the Corporation’s accounting and financial reporting functions, including matters relating to the appointment and activities of the Corporation’s independent auditors. The Audit Committee regularly discusses with management and the independent auditors the financial information developed by the Corporation, the Corporation’s internal controls and auditor’s audit process. Each fiscal year the Audit Committee appoints the independent auditors and reviews periodically the auditors’ performance and independence from management. The Audit Committee met with the independent auditors (both with and without the presence of the Corporation’s management) to review and discuss the matters required to be discussed by auditing standards, including the Corporation’s consolidated financial statements, the report of the independent auditors on the results, scope and terms of their work, and their assessment and recommendations concerning the financial practices, controls, procedures and policies employed by the Corporation.

     The Board of Directors has adopted a written charter for the Audit Committee setting forth the audit related functions the Committee is to perform. The charter is reviewed on an annual basis. This year, the Audit Committee reviewed the Corporation’s audited consolidated financial statements and met with both management and UHY LLP, the Corporation’s independent auditors, to discuss those consolidated financial statements. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

     The Audit Committee has received from and discussed with UHY LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also discussed with UHY LLP any matters required to be discussed by auditing standards.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Corporation’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Audit Committee of the Corporation’s Board of Directors,

MR. GERALD F. MONTRY (Chairman)
MR. JAMES M. PAGOS
DR. ALBERT PALADINO

INFORMATION ABOUT THE CORPORATION’S INDEPENDENT AUDITORS

     UHY LLP, was appointed as the Corporation’s independent auditors on April 1, 2005 and has audited the Corporation’s 2006 and 2005 consolidated financial statements and internal control over financial reporting. As the Corporation’s independent auditors, UHY LLP will audit its consolidated financial statements and internal control over financial reporting for 2007 and perform audit-related services and consultation in connection with various accounting and financial reporting matters. UHY LLP also performs certain non-audit services that are permitted under the Sarbanes-Oxley Act and related rules of the SEC for the Corporation. The Audit Committee has determined that the audit-related and permitted non-audit services provided by UHY LLP are compatible with maintaining its independence in the conduct of its auditing functions pursuant to the auditor independence rules of the SEC.

     UHY LLP will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

     UHY LLP has a continuing arrangement with UHY Advisors, Inc. (Advisors). Under this arrangement UHY LLP lease auditing staff who were full time permanent employees of Advisors. Partners in UHY LLP provide non-audit services through Advisors. UHY LLP has no full time permanent employees. Therefore, none of the audit services performed for the Corporation for 2006 was provided by permanent, full time employees of UHY LLP. UHY LLP managed and supervised the audit staff and audit services provided, and is exclusively responsible for the report rendered in connection with its audit of the Corporation’s consolidated financial statements and its internal control over financial reporting.

Audit Fees

     UHY LLP’s fees billed for professional services rendered for the audit of the Corporation’s annual financial statements and internal control over financial reporting, and reviews of the interim financial statements included in the Corporation’s Forms 10-Q, were $362,780 for the year ended December 31, 2006 and $309,091 for the year ended December 31, 2005. Such fees include services rendered in connection with registration statements. Fees for 2005 have been revised from those previously reported to reflect actual billings and reclassifications from Audit-Related fees.

Audit-Related Fees

     The aggregate fees billed by UHY LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and are not reported as “Audit Fees,” were $11,000 for the year ended December 31, 2006 and $32,425 for the year ended December 31, 2005. These fees include the audit of financial statements of an employee benefit plan, and discussions of reporting matters not classified as audit. Further, the fees for 2005 include $19,425 for an affiliated firm of UHY LLP. Fees for 2005 have been revised from those previously reported to reflect reclassification to Audit Fees.

Tax Fees

     No tax services were rendered by UHY LLP or Advisors for the year ended December 31, 2006 and 2005.

All Other Fees

     There were no fees billed by UHY LLP for products and services other than those described above for the years ended December 31, 2006 and 2005.

Pre-approval Policies and Procedures

     All audit and non-audit services to be performed by the Corporation’s independent auditors must be approved in advance by the Audit Committee. As permitted by the SEC’s rules, the Audit Committee has authorized its Chairman to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reported to the full Audit Committee at its next meeting.

     As early as practicable in each year, the independent auditors provide to the Audit Committee a schedule of the audit and other services that the independent auditor expect to provide or may provide during the next twelve months. The schedule will be specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the next twelve months.

     A schedule of additional services proposed to be provided by the independent auditors, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for its consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

     Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. The services characterized above as audit-related, tax and all other, were pre-approved prior to being billed pursuant to these provisions in 2006.

INDEMNIFICATION MATTERS

     The Corporation has entered into indemnification agreements with each of its Directors and Named Executive Officers. These agreements require the Corporation to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Corporation.

     The Corporation has purchased primary directors’ and officers’ liability insurance from Chubb, AIG, Darwin Pro, and XL Specialty, covering all of the Corporation’s Directors and Named Executive Officers at an annual premium cost of $476,300.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL STOCKHOLDERS MEETING

     Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Corporation must be received at the Corporation’s principal executive offices not later than December 9, 2007 and not before November 10, 2007. Notice should be sent to the attention of the Secretary of the Corporation and must contain specific information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In order to curtail controversy as to the date on which a proposal will be marked as received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s Directors, Named Executive Officers and holders of more than 10% of the Corporation’s Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the Corporation’s Common Stock. Such persons are required by regulations of the SEC to furnish the Corporation with copies of all such filings. Based solely on its review of the copies of such filings received by it with respect to fiscal 2006 and written representations from certain Reporting Persons, the Corporation believes that directors, named executive officers and all other Reporting Persons complied with all Section 16(a) filing requirements in fiscal 2006, with the exception of Theodore Quinlan, who filed a Form 3 on December 6, 2006 to report his becoming an executive officer of the Corporation on November 13, 2006.

RELATED PARTY TRANSACTIONS

     Chen Purchase of Stock in Follow-on Offering. On February 27, 2006, the Corporation entered into a placement agency agreement with each of Thomas Weisel Partners LLC and Pacific Growth Equities, LLC (together, the “Placement Agents”) pursuant to which the Placement Agents agreed to act as the Company’s placement agent in connection with a public offering (the “Offering”) of up to an aggregate of approximately 13.8 million shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”). The Shares were offered pursuant to a shelf Registration Statement on Form S-3, which was filed with the SEC on April 6, 2004, and declared effective on April 20, 2004 (File No. 333-114238). On February 24, 2006, the Corporation entered into Amendment No. 1 (the “Rights Amendment”) to the Rights Agreement, dated as of October 1, 2001, between the Corporation and Computershare Trust Company, N.A. (formerly known as Equiserve Trust Company, N.A) as Rights Agent (the “Rights Agreement”). The Rights Amendment amended certain sections and definitions of the Rights Agreement to render the Rights Agreement inapplicable to Herbert Chen, singly or jointly with Lattanzio Chen Partners, LP and or Lattanzio Chen Management, LLC, or other of his affiliates, (collectively “Chen”), a principal stockholder of the Corporation, in connection with any purchases made by Chen in the Offering, which exclusion would only extend for a period of 10 days from the date of the Rights Amendment. Of the 13.8 million Shares sold by the Corporation at a purchase price of $1.50 per Share, 3.3 million Shares were purchased by the Chen for an aggregate purchase price of $4,950,000.

OTHER MATTERS

     The Board of Directors of the Corporation knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares of Common Stock represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     TranSwich Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:	That, at a meeting of the Board of Directors held on ______, 200_, the Board of Directors of TranSwitch Corporation (the “Corporation”) duly and validly adopted the following resolution:

RESOLVED:

That a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”), effecting a change in Article FOURTH thereof so that said Article FOURTH shall be amended as set forth in Exhibit A hereto, as recommended to the stockholders of the Corporation for their consideration and approval as being in the best interests of the Corporation.

SECOND:

That the stockholders of the Corporation duly adopted such resolution at the Annual Meeting of Stockholders held on May______, 2007, in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

	THIRD:	That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said TranSwitch Corporation, has caused this certificate to be executed by its President, Chief Executive Officer, and attested to by its Vice President, Chief Financial Officer and Treasurer, on this ______ day of ______, 200_.

TRANSWITCH CORPORATION
	By:	___________________________
Title: President, Chief Executive
Officer

ATTEST:

By: ___________________________
Title: Vice President,
Chief Financial Officer and Treasurer

Exhibit A

     The first paragraph of Article FOURTH shall be deleted in its entirety and replaced with the following two paragraphs:

     Effective upon the filing of a Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Date”), each [TWO (2) UP THROUGH TWENTY (20)] shares of Common Stock, $.001 par value per share (the “Old Common Stock”), then issued and outstanding or held in the treasury of the Corporation at the close of business on the Effective Date shall automatically be combined into one (1) share of Common Stock, $.001 par value per share (the “New Common Stock”), of the Corporation without any further action by the holders of such shares of Old Common Stock (and any fractional shares resulting from such exchange will not be issued but will be paid out in cash equal to such fraction multiplied by the closing trading price of the Corporation’s Common Stock on the Nasdaq Global Market or the Nasdaq Capital Market, as the case may be, on the trading day immediately before the Effective Date). Each stock certificate representing shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. The New Common Stock issued in this exchange shall have the same rights, preferences and privileges as the Common Stock (as defined below).

     The total number of shares of all classes of capital stock, which the Corporation shall have the authority to issue, is 301,000,000 shares, consisting of 300,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and 1,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).

     APPENDIX B

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
TRANSWITCH CORPORATION

__________________________

(Pursuant to Section 151 of the
Delaware General Corporation Law)
__________________________

TranSwitch Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     FIRST: That a Certificate of Designation of Series A Junior Participating Preferred Stock was originally filed with the Secretary of State of the State of Delaware on November 6, 2001, and as amended by a Certificate of Increase on April 19, 2005.

     SECOND: That no shares of Series A Junior Participating Preferred Stock have been issued as of the date of this Certificate of Amendment of Certificate of Designation.

     THIRD: That, at a meeting of the Board of Directors held on _____, 200_, of the Board of Directors of the Corporation duly and validly adopted the following resolutions:

RESOLVED:

That the designation and amount, and relative rights, preferences, voting powers and other special rights of the shares of the Corporation’s Series A Junior Participating Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be amended and restated as set forth in Exhibit B attached hereto.

RESOLVED:

That the President, Chief Financial Officer or any Vice President and the Secretary or any Assistant Secretary of the Corporation be, and they hereby are, authorized and directed, in the name and on behalf of the Corporation, to file the Certificate of Amendment of Certificate of Designation in accordance with the provisions of Delaware General Corporation Law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.

     FOURTH: That the aforesaid resolutions were duly and validly adopted in accordance with the applicable provisions of Section 151 of the General Corporation Law of the State of Delaware and the Certificate of Incorporation and By-Laws of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Designation to be executed by its President, Chief Executive Officer, this ______ day of ____, 200_.

TRANSWITCH CORPORATION
By:	_________________________
President, Chief Executive Officer

Exhibit B

     Section 1. Designation and Amount. The shares of this series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Junior Preferred Stock shall be [TWO HUNDRED THOUSAND (200,000) DIVIDED BY TWO (2) UP THROUGH TWENTY (20)]. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Junior Preferred Stock.

     Section 2. Dividends and Distributions.

     (a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Junior Preferred Stock with respect to dividends, the holders of shares of Series A Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to [1,000 DIVIDED BY TWO (2) UP THROUGH TWENTY (20)] times the aggregate per share amount of all cash dividends, and [1,000 DIVIDED BY TWO (2) UP THROUGH TWENTY (20)] times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (b) The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

     (c) Dividends due pursuant to paragraph (a) of this Section shall begin to accrue and be cumulative on outstanding shares of Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     Section 3. Voting Rights. The holders of shares of Series A Junior Preferred Stock shall have the following voting rights:

     (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Preferred Stock shall entitle the holder thereof to [1,000 DIVIDED BY TWO (2) UP THROUGH TWENTY (20)] votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (b) Except as otherwise provided in the Certificate of Incorporation, including any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     (c) Except as set forth herein, or as otherwise required by law, holders of Series A Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4. Certain Restrictions.

     (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

          (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock;

          (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

          (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Junior Preferred Stock.

     (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     Section 5. Reacquired Shares. Any shares of Series A Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Restated Certificate of Incorporation, including any Certificate of Designations creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

     Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation the holders of shares of Series A Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to [1,000 DIVIDED BY TWO (2) UP THROUGH TWENTY (20)] times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to [1,000 DIVIDED BY TWO (2) UP THROUGH TWENTY (20)] times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8. Amendment. The Restated Certificate of Incorporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Junior Preferred Stock, voting together as a single class.

     Section 9. Rank. The Series A Junior Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding up, junior to all series of Preferred Stock.

TRANSWITCH CORPORATION
3 ENTERPRISE DRIVE
SHELTON, CT 06484

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TranSwitch Corporation

1.	To elect a Board of Directors for the ensuing year.
	Nominees:	(01) Dr. Santanu Das (02) Mr. Alfred F. Boschulte (03) Dr. Hagen Hultzsch (04) Mr. Gerald F. Montry (05) Mr. James M. Pagos (06) Dr. Albert E. Paladino (07) Mr. Erik H. van der Kaay	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below
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Vote on Proposals						For	Against	Abstain
2.

To approve an amendment to the Corporation’s Amended and Restated Certificate of Incorporation that will allow the Corporation’s Board of Directors to effect a Reverse Split (the “Reverse Split”) of the Corporation’s Common Stock $.001 par value per share, and to grant the Corporation’s Board of Directors the authority, in its sole discretion, (i) to set the ratio for the Reverse Split at up to one-for-twenty, or (ii) not to complete the Reverse Split.

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3.	To transact such other business as may properly come before the meeting and any continuations or adjournments thereof.					☐	☐	☐

TranSwitch Corporation Annual Meeting of Stockholders – Thursday, May 24, 2007 Time: 10:00 am local time Place: Shelton Courtyard by Marriott 780 Bridgeport Avenue, Shelton, Connecticut 06484

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Dr. Santanu Das and Mr. Theodore Chung, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of TranSwitch Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time on Thursday, May 24, 2007 at the Shelton Courtyard by Marriott, 780 Bridgeport Avenue, Shelton, Connecticut 06484, and any adjournment or postponement thereof.

The stockholder(s) hereby acknowledge(s) receipt of the Proxy Statement dated April XX, 2007.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSALS 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE